Exhibit 5.1

Golenbock Eiseman Assor Bell & Peskoe LLP
437 Madison Avenue
New York, New York 10022

June 27, 2014

Hydrophi Technologies Group, Inc.

3404 Oakcliff Road

Suite C6

Doraville, GA 30340

Ladies and Gentlemen:

We have acted as counsel to Hydrophi Technologies Group, Inc., a Florida corporation (the “Company”), in connection with the registration by the Company of the offer and resale of 32,107,058 shares of common stock, $0.0001 par value per share, of the Company pursuant to its registration statement on Form S-1 (the “Registration Statement”) filed with the Securities and Exchange Commission on the date hereof, on behalf of the certain selling security holder named therein (the “Selling Security Holders”). The shares consist of 29,459,999 shares of common stock (the “Note Conversion Shares”) issuable upon conversion of certain convertible notes (“Convertible Notes”) issued and to be issued to be held by the Selling Security Holder and 2,647,059 shares (the “Warrant Shares” and together with the Note Conversion Shares, the “Securities”) issuable upon the exercise of an outstanding warrant (the “Warrant”) issued by the Company to the Selling Security Holder.

In connection with this opinion letter, we have examined the Registration Statement, the Company’s Amended Certificate of Incorporation, as amended (the “Charter”), the Company’s Bylaws (the “Bylaws”), the forms of the Convertible Notes and Warrant and such other documents, records and other instruments as we have deemed appropriate for purposes of the opinion set forth herein. With respect to such examination, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as reproduced or certified copies, and the authenticity of the originals of those latter documents. As to questions of fact material to this opinion, we have, to the extent deemed appropriate, relied upon certain representations of certain officers and employees of the Company.

For the purpose of the opinions set forth below, we have also assumed, without independent investigation or verification, that the Securities will be issued by the Company and sold by the Selling Security Holder in compliance with applicable federal and state securities laws.

Subject to the foregoing and the other matters set forth herein, it is our opinion that, as of the date hereof:

(i)

the Note Conversion Shares, when issued in accordance with the terms of the Convertible Notes, will be legally and validly issued, fully paid and non-assessable; and

(ii)

the Warrant Shares, when issued upon exercise of the applicable Warrant in accordance with the respective terms thereof, will be legally and validly issued, fully paid and non-assessable.

In giving this opinion, we have assumed that all certificates representing the Securities will be duly executed on behalf of the Company by the transfer agent for the Company and registered by the registrar for the Company, if necessary, and will conform, except to denominations, to specimens we have examined.

We hereby consent to the use of this opinion as an exhibit to the Registration Statement, to the use of our firm name as your counsel, and to all references made to us in the Registration Statement and in the Prospectus forming a part thereof. In giving this consent, we do not hereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations promulgated thereunder.

          Very truly yours

          /S/ Golenbock Eiseman Assor Bell & Peskoe LLP

          Golenbock Eiseman Assor Bell & Peskoe LLP